Exhibit 99
NEWS RELEASE
October 30, 2020

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS
3Q 2020 Net Income of $12.2 Million
Results Reflect Economic Dynamics and Improved Noninterest Income from Core Activities
HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported net income for the third quarter of 2020 of $12.2 million. This compares to $14.0 million in the second, or linked, quarter of 2020, and $22.9 million in the third quarter of 2019.
“I continue to be impressed by the resilience of our customers as they adapt to the ongoing challenges of Hawaii’s still-suppressed economy. Even so, because the timing of a sustained reopening of our tourism sector remains uncertain, our results again reflect elevated provision for potential credit losses,” said Rich Wacker, president and chief executive officer of American. “While low interest rates continue to compress lending margins, in the third quarter we were able to reduce expenses and improve noninterest income from core activities, including strong mortgage banking income from our residential lending activity, replacing most of the prior quarter’s gains on sales of securities.”
Financial Highlights
Net interest income was $57.3 million in the third quarter of 2020 compared to $56.7 million in the linked quarter, and $62.1 million in the third quarter of 2019. Net interest income increased over the linked quarter as the bank deployed excess liquidity into the investment portfolio and lowered its funding costs during the quarter by increasing its low cost core deposit funding. Yield on earning assets continued to be impacted by the lower interest rate environment. Net interest margin for the third quarter of 2020 was 3.12%, compared to 3.21% in the linked quarter and 3.82% in the third quarter of 2019. Year to date net interest margin was 3.34%.

The provision for credit losses was $14.0 million in the third quarter of 2020 compared to $15.1 million in the linked quarter and $3.3 million in the third quarter of 2019. The provision for the third quarter of 2020 included approximately $12.3 million in additional reserves related to economic impacts from the pandemic. Total COVID-19 related reserves added year to date totaled $23.4 million.
The net charge-off ratio for the third quarter of 2020 was 0.32%, compared to 0.49% in the linked quarter and 0.69% in the third quarter of 2019. The lower net charge-off ratio in the third quarter of 2020 reflected improvement in credit quality of the personal unsecured loan portfolio. Nonaccrual loans as a percent of total loans receivable held for investment was 0.77% in the third quarter of 2020, compared to 0.86% in the linked quarter and 0.63% in the prior year quarter.
Noninterest income was $19.0 million in the third quarter of 2020, compared to $24.2 million in the linked quarter and $16.3 million in the third quarter of 2019. The decrease in noninterest income from the linked quarter was primarily due to higher second quarter gains on sales of securities of $9.3 million. Noninterest income in the third quarter of 2020 included the reinstatement of certain fees that had been temporarily suspended to support customers during the initial impact of COVID-19. Noninterest income was positively impacted in the third quarter by higher loan sales from increased mortgage banking originations due to the lower interest rate environment.
Noninterest expense was $47.3 million in the third quarter of 2020, compared to $48.4 million in the linked quarter and $45.9 million in the third quarter of 2019. Compared to the linked quarter, compensation and employee benefit expense was $1.4 million higher, reflecting increased mortgage banking activity, and was more than offset by $3.1 million lower COVID-19 related expenses.
Total loans were $5.5 billion as of September 30, 2020, up 7.3%1 from December 31, 2019, driven mainly by the addition of $370 million in Paycheck Protection Program loans, as well as increases in the commercial real estate and residential loan portfolios, offset by reductions in the home equity line of credit and consumer loan portfolios.
Total deposits were $7.0 billion as of September 30, 2020, an increase of 12.2%2 from December 31, 2019. The average cost of funds was 0.13% for the quarter, down five basis points versus the linked quarter and down seventeen basis points versus the prior year quarter.
Overall, American’s return on average equity for the third quarter of 2020 was 6.75%, compared to 8.00% in the linked quarter and 13.75% in the third quarter of 2019. Return on average assets was 0.61%
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1    Annualized from December 31, 2019, total loans as of September 30, 2020 increased 9.7%.
2    Annualized from December 31, 2019, total deposits as of September 30, 2020 increased 16.3%.

for the third quarter of 2020, compared to 0.72% in the linked quarter and 1.29% in the same quarter last year.
In the third quarter of 2020, American retained capital and did not pay a dividend to HEI. American had a leverage ratio of 8.3% at September 30, 2020.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2020 GUIDANCE

Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its third quarter 2020 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for third quarter 2020.
HEI plans to announce its third quarter 2020 consolidated financial results on Friday, November 6, 2020 and will also conduct a webcast and conference call at 11:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2020 guidance.
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events — Events and Presentations.”
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
    An on-line replay of the November 6, 2020 webcast will be available on HEI’s website beginning about two hours after the event. Audio replays of the conference call will also be available approximately two hours after the event through November 20, 2020 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10148946.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utility, Hawaiian Electric; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2019 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September 30,
(in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019
Interest and dividend income
Interest and fees on loans	$52,419	$53,541	$59,260	$161,505	$175,740
Interest and dividends on investment securities	7,221	6,288	7,599	22,939	25,762
Total interest and dividend income	59,640	59,829	66,859	184,444	201,502
Interest expense
Interest on deposit liabilities	2,287	3,071	4,384	8,945	12,923
Interest on other borrowings	61	75	422	449	1,361
Total interest expense	2,348	3,146	4,806	9,394	14,284
Net interest income	57,292	56,683	62,053	175,050	187,218
Provision for credit losses	13,970	15,133	3,315	39,504	17,873
Net interest income after provision for credit losses	43,322	41,550	58,738	135,546	169,345
Noninterest income
Fees from other financial services	4,233	3,102	5,085	11,906	14,445
Fee income on deposit liabilities	3,832	2,897	5,320	11,842	15,402
Fee income on other financial products	1,524	1,212	1,706	4,608	5,129
Bank-owned life insurance	1,965	1,673	1,660	4,432	6,309
Mortgage banking income	7,681	6,252	1,490	15,933	3,080
Gain on sale of securities, net	—	9,275	653	9,275	653
Other income, net	(231)	(251)	428	(69)	1,420
Total noninterest income	19,004	24,160	16,342	57,927	46,438
Noninterest expense
Compensation and employee benefits	26,431	25,079	25,364	77,287	76,626
Occupancy	5,693	5,442	5,694	16,402	15,843
Data processing	3,366	3,849	3,763	11,052	11,353
Services	2,624	2,474	2,829	7,907	7,861
Equipment	2,001	2,290	2,163	6,630	6,416
Office supplies, printing and postage	1,187	1,049	1,297	3,577	4,320
Marketing	727	379	1,142	1,908	3,455
FDIC insurance	714	751	(5)	1,567	1,249
Other expense[1]	4,556	7,063	3,676	15,813	12,049
Total noninterest expense	47,299	48,376	45,923	142,143	139,172
Income before income taxes	15,027	17,334	29,157	51,330	76,611
Income taxes	2,877	3,320	6,269	9,405	15,868
Net income	$12,150	$14,014	$22,888	$41,925	$60,743
Comprehensive income	$13,543	$13,734	$26,697	$62,885	$85,079
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.61	0.72	1.29	0.73	1.14
Return on average equity	6.75	8.00	13.75	7.95	12.44
Return on average tangible common equity	7.62	9.07	15.68	9.00	14.23
Net interest margin	3.12	3.21	3.82	3.34	3.87
Efficiency ratio	61.99	59.84	58.58	61.01	59.56
Net charge-offs to average loans outstanding	0.32	0.49	0.69	0.41	0.46
As of period end
Nonaccrual loans to loans receivable held for investment	0.77	0.86	0.63
Allowance for credit losses to loans outstanding	1.67	1.50	1.04
Tangible common equity to tangible assets	8.0	7.9	8.4
Tier-1 leverage ratio	8.3	8.4	8.8
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$—	$—	$14.0	$28.0	$47.0
1 The three and nine-month periods ended September 30, 2020 include approximately $0.7 million and $4.5 million, respectively, of certain direct and incremental COVID-19 related costs. For the nine months ended September 30, 2020, these costs, which have been recorded in Other expense, include $2.4 million of compensation expense and $1.7 million of enhanced cleaning and sanitation costs.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	September 30, 2020		December 31, 2019
Assets
Cash and due from banks		$150,087		$129,770
Interest-bearing deposits		10,918		48,628
Investment securities
Available-for-sale, at fair value		1,747,658		1,232,826
Held-to-maturity, at amortized cost		133,858		139,451
Stock in Federal Home Loan Bank, at cost		10,920		8,434
Loans held for investment		5,480,902		5,121,176
Allowance for credit losses		(91,459)		(53,355)
Net loans		5,389,443		5,067,821
Loans held for sale, at lower of cost or fair value		16,806		12,286
Other		533,865		511,611
Goodwill		82,190		82,190
Total assets		$8,075,745		$7,233,017
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,424,539		$1,909,682
Deposit liabilities–interest-bearing		4,613,598		4,362,220
Other borrowings		151,875		115,110
Other		165,300		146,954
Total liabilities		7,355,312		6,533,966
Common stock		1		1
Additional paid-in capital		351,322		349,453
Retained earnings		356,812		358,259
Accumulated other comprehensive income (loss), net of taxes
Net unrealized gains on securities	$22,248		$2,481
Retirement benefit plans	(9,950)	12,298	(11,143)	(8,662)
Total shareholder’s equity		720,433		699,051
Total liabilities and shareholder’s equity		$8,075,745		$7,233,017

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.